July 27, 2016

Pine Grove Alternative Institutional Fund (the "Fund")

452 5th Avenue

26th Floor

New York, NY 10018

Re: Opinion of Counsel Regarding Legality of Shares of the Fund

(File Nos. 811-22860 & 333-189791)

Dear Ladies and Gentlemen:

We have acted as counsel to the Fund, a statutory trust organized under the laws of the State of Delaware, in connection with Post-Effective Amendment No. 6 to the Fund's Registration Statement on Form N-2, together with all Exhibits thereto (the "Registration Statement"), under the Securities Act of 1933, as amended (the "1933 Act"), related to the issuance and sale of Class A and Class I shares of beneficial interest of the Fund, and Amendment No. 9 to the Registration Statement under the Investment Company Act of 1940, as amended. We have examined originals and certified copies, or copies otherwise identified to our satisfaction as being true copies, of such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Fund's Agreement and Declaration of Trust, its Bylaws, each as amended to date, and such other documents, records and matters as we have deemed necessary to enable us to render this opinion. All assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon. We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.

Based upon, and subject to, the foregoing, we are of the opinion that the shares of the Fund to which the Registration Statement relates, when issued and sold in the manner described in the Fund's Registration Statement, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the U.S. Securities and Exchange Commission, and to the use of our name in the Registration Statement, including in any revised or amended versions thereof. In giving this consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP